PARTIAL RELEASE AND ACKNOWLEDGEMENT AGREEMENT

This Partial Release and Acknowledgment Agreement (the "Agreement") is entered into as of August 29, 2009, by and among (i) **CHEETAH OIL & GAS LTD.**, a Nevada corporation, with its principal place of business at 17 Victoria Road, Nanaimo, BC V9R 4N9 ("Cheetah") and (ii) Sage Investments Ltd. with its principal place of business at 17 Victoria Road, Nanaimo, BC V9R 4N9 ("Sage"), and the parties who have executed this Agreement, as evidenced by their signature below (each a "Party", and collectively, the "Parties").

Whereas, Cheetah is indebted to Sage pursuant to a purchase agreement arrangement dated as of April 2, 2009, as evidenced by a certain Purchase Agreement, 18% Note, Security Agreement and Warrants each dated as of April 2, 2009 (each as amended and in effect, collectively, the "Loan Arrangement").

Whereas, Sage has agreed to release its security interest in certain assets of Cheetah in accordance with the provisions hereof in order to permit Cheetah to sell and/or assign such assets, free and clear of the security interest granted to Sage under the Loan Arrangement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sage, Cheetah, and the Parties hereby agree as follows:

1. Partial Release. Sage hereby irrevocably releases any lien, claim, encumbrance or security interest (including, without limitation, its security interests under the Loan Arrangement) it may have, solely in those certain assets (or portion thereof) which are listed on **Exhibit A** hereto and all proceeds thereof (the "Assets").

2. Treatment of Proceeds of the Assets. Sage specifically acknowledges and agrees that it shall retain no security interest or ownership interest in or to the Assets or the proceeds thereof (the "Funds"). In the event Sage receives, acquires or obtains any such Funds directly as payment of any of the Cheetah's obligations under the Loan Arrangement, Sage agrees to promptly turn over any such Funds, or the proceeds thereof, to Cheetah.

3. Entire Agreement. This Agreement (including Exhibits hereto) sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior negotiations, understandings and agreements between the Parties concerning such subject matter. No amendment or modification of this Agreement shall be effective against a Party except by a writing signed by authorized representative of such Party.

4. No Responsibility. Cheetah and the Parties signing below confirm and agree:

   (i) that Sage shall not have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against Sage.

5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the of the State of Nevada.

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In witness whereof, the parties have executed this Agreement as of the date first written above.

Cheetah Oil & Gas Ltd.

By: ______________________

Name: Robert McAllister

Title: President

Sage Investments Ltd.

By: ______________________

Name: Mike Jenks

Title: President

Exhibit A

All of Assets and all proceeds thereof, in each case, as more particularly described below.

1) Cheetah has assigned to Golden Aria Corp. a revenue interest of 40.432% of Cheetah's 100% share (Cheetah's share being 8% gross of the PP F-12-4 well) of net revenue after field operating expenses of the PP F-12-4 well to be drilled at Belmont Lake Field, Wilkinson County, Mississippi, Section 41-T2N-R4W.

2) Cheetah has assigned to David DeMartini a revenue interest of 75% of Cheetah's 100% share (Cheetah's share being 8% gross derived from the non-consent "Deakle penalty" interest of the PP F-12-4 well) of net revenue after field operating expenses up to a 500% revenue payout in the PP F-12-4 well to be drilled at Belmont Lake Field, Wilkinson County, Mississippi, Section 41-T2N-R4W.